Exhibit 99.1


              Liquidation of Corporate Backed Trust Certificates,
         BellSouth Capital Funding Debenture-Backed Series 2003-2 Trust

       Class A-1 Certificates (CUSIP Number 21988G320; NYSE Listing JBD)

                 Class A-2 Certificates (CUSIP Number 21988CE4)

                 NEWS RELEASE - IMMEDIATE - February 27, 2007:

      On February 1, 2007 the Corporate Backed Trust Certificates, BellSouth Capital Funding Debenture-Backed Series 2003-2 Trust, established by Lehman ABS Corporation, announced that it would be terminated in accordance with the terms of its trust agreement. The sole asset of the Trust consisted of $26,400,000 aggregate principal amount of 7.12% Debentures due July 15, 2097 (the "Underlying Securities") issued by BellSouth Capital Funding Corporation (the "Underlying Securities Issuer"). According to the trust agreement, each Class A-1 Certificate was entitled to 85.333% of the Underlying Securities (the "Class A-1 Allocation Ratio") and each Class A-2 Certificate was entitled to 14.667% of the Underlying Securities (the "Class A-2 Allocation Ratio") or its cash equivalent as determined by an auction conducted by an auction agent. Previously the holders of the trust certificates have elected to receive either their pro rata portion of the Underlying Securities or the proceeds from the sale of such Underlying Securities.

      On February 23, 2007 an auction was completed for $23,448,000 principal amount of the Underlying Securities, representing the amount remaining after taking into account distributions to the certificateholders requesting receipt of the Underlying Securities. The Underlying Securities were sold at a price of $105.801 per $100 plus accrued interest. On February 28, 2007, the trust is expected to receive gross proceeds of $25,007,630.69 from such auction. As a result of the Allocation Ratios mentioned above, this equates to $22.75 per $25 par value Class A-1 Certificate consisting of $22.57 principal and $0.18 interest per 25 par value Class A-1 Certificate, and $156.43 interest only per $1,000 notional amount Class A-2 Certificate.

      Holders who have elected to receive a pro rata portion of the Underlying Securities are expected to receive $21.33 principal amount of Underlying Securities plus $0.0004 cash in lieu of fractional Underlying Securities per $25 par value of Class A-1 Certificate. The final distribution is expected to be made on February 28, 2007.


Contact:

U.S. Bank Trust National Association David Kolibachuk, Corporate Trust Services, 212-361-2459



* No representation is made as to the correctness of the CUSIP numbers indicated in this press release. They are included solely for the convenience of the holders of the Certificates.





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